Immediate Release                         Contact: Investor Relations Department
July 21, 1998                                         (561) 227-0420

                       GOLDEN BEAR GOLF COMPLETES SALE OF
                         14 GOLF CENTERS TO FAMILY GOLF


         NORTH PALM BEACH, FL -- Golden Bear Golf, Inc. (NASDAQ: JACK) announced the closing of the sale of the Company's subsidiary Golden Bear Golf Centers, Inc. to Family Golf Centers, Inc. (NASDAQ: FGCI) for net cash proceeds of approximately $22.1 million, plus the assumption of certain indebtedness of Golden Bear Golf Centers of approximately $9.0 million, for a total consideration of approximately $31.1 million. Approximately $1.6 million of such proceeds are currently held in escrow to be available for satisfaction of any indemnity claims. In connection with the sale of Golden Bear Golf Centers, the Company entered into a licensing agreement with Family Golf granting Family Golf the right to operate the acquired golf centers under the Golden Bear Golf Center brand in addition to the seven Golden Bear Golf Center facilities already operated by Family Golf in the U.S.

         Golden Bear Golf, Inc. is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses including the licensing and franchising of golf practice and instruction facilities, the operation of golf instructional schools, the construction of golf courses and related facilities, and the licensing, distribution and sale of golf-related consumer products.